                                 August 7, 2000


State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110

     Re:     Administration Agreement dated June 6, 1994 by and
             between Martin Currie Business Trust and State Street Bank and Trust Company (the "Agreement")
             -----------------------------------------------------

Ladies and Gentlemen:

     Martin Currie Business Trust (the "Trust") hereby notifies you pursuant to
Section 13 of the Agreement that it has established an additional series of shares, namely, the "MCBT All Countries World ex U.S. Fund" (the "New Fund"). The Trust desires that you serve as administrator for the New Fund under the terms of the Agreement.

     If you agree to so serve as administrator for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Trust and you in accordance with its terms.

                                Very truly yours,

                                MARTIN CURRIE BUSINESS TRUST


                                By /S/ C. JAMES DAWNAY
                                ------------------------------
                                Name: C. James Dawnay
                                Title: President


The foregoing is hereby
accepted and agreed.

STATE STREET BANK AND TRUST COMPANY


By /s/ William C. Cox
  -------------------
  Name: William C. Cox
  Title: VP, Fund Administration